JAMNICA d.d., Zagreb, Getaldiceva 3, Republic of Croatia, (hereinafter "**Jamnica**"),

and

CREATIVE ENTERPRISES INTERNATIONAL INC., 825 Lafayette Road, Bryn Mawr, PA 19010, (hereinafter "**Creative**"),

and

JANA NORTH AMERICA INC, 461 Park Avenue South, New York, 100106, (hereinafter "**Jana NA**"),

This agreement (hereinafter the «**Agreement**») entered into as of September 20, 2006 concluded the following

AGREEMENT

Article 1

The contracting parties jointly establish that Jamnica and Creative concluded an Exclusive Distribution Agreement dated July 21, 2004 (hereinafter the «**Distribution Agreement**»), setting forth the sales and distribution of Jana spring water in the way and under the terms and conditions as stipulated by the articles of the said Agreement.

The contracting parties jointly establish that the Distibution Agreement was terminated by the statement of Creative dated August 30, 2006, stating Creative's intent to cease distribution of Jana spring water in the United States; and that the parties hereby mutually agree to terminate the Distribution Agreement as of the date hereof.

Hereby the contracting parties resolve all their mutual relations in the way and under the terms and conditions set forth in the further articles hereof.

Article 2.

The contracting parties jointly establish that Jamnica is due receivables from Creative based on delivered goods in the total amount of USD $207,321. The aforementioned debt from the preceding item shall be elminated, with Creative having no further liability to any party, as follows:

- on account of rebates for goods delivered granted by Jamnica to Creative.

- Jamnica and Jana NA shall pay, on Creative's behalf, US $23,125.35, represeating the amount of monies owed to Bett-a-way as of the date of this document for storage and warehouse fees.

- the value of receivables Creative has from Exclusive Distributors and Gristedes, as confirmed by Exclusive Distributors and Gristedes, to be transferred to Jana NA within three business days as of concluding this Agreement.

- Creative shall turn over to Jana any free credits due to Creative.

- Creative shall eliminate a Federal Express charge due from Jana in the amount of USD $15,000.

- Creative shall make available, for Jana's sole use, all Jana inventory held in Creative's warehouse at the time of this Agreement, specifically all Jana 0.5 liter, Jana 1.0 liter, Jana 1.5 liter and Jana flavored water in Creative's possession.

- Creative shall make available, for Jana's sole use, all UPC codes accompanying the products delivered to Jana herein, as further described in Article 5 herein.

Article 3.

Creative hereby undertakes that it shall by no means and in no form use the name, trademark and stamp of Jana NA and /or Jamnica, nor shall it use signs, stamps or names that might in any way remind of or be connected with the sign, name or stamp of Jana NA and/or Jamnica. By signing this Agreement Creative undertakes that as of the day of signing this Agreement it shall stop using any ways and means of communicating the Jana NA and/or Jamnica trademark and brand that were approved by the Distribution Agreement.

Jana NA and Jamnica hereby undertakes that they shall by no means and in no form use the name, trademark and stamp «Skinny» in connectio with any water, beverage or other products, nor shall it use signs, stamps or names that might in any way remind of or be connected with the sign, name or stamp of «Skinny». By signing this Agreement Jana NA and Jamnica undertake that as of the day of signing this Agrsement they shall stop using any ways and means of communicating the «Skinny» trademarks and brand names.

The parties additionally acknowledges that they will continue to abide by the confidentiality provision in Section 10.1 of the Distribution Agreement, and such confidentiality provision shall survive the termination of the Distribution Agreement.

In case either party should violate the aforesaid obligations, it shall be wholly liable to the other party for any and all damage caused by such violation.

Article 4.

Creative hereby undertakes to transfer any and all proprietary rights and ownership and the right to use and change the internet domain name and website known as «www.janawater.com» to Jana NA and that it shall provide the appropriate password for Jana NA to be able to use the aforesaid website for promotional purposes. Creative hereby tranfers ownership of the domain name janawater.com to Jana NA and will release this domain name from the registering company to the account of Jana NA. Creative will provide Jana NA with

the name and contact information of the registering company and copies of the domain relaese letter sent.

In case Creative should violate the aforesaid obligation, it shall be wholly liable for the damage caused to Jamnica and Jana NA.

Article 5.

Creative will transfer ownership of consecutive UPC codes, such codes beginning with UPC code 1-82026 00018 through 1-82026 00050 in addition to any and all UPC codes already in use for bottles, cartons and 6-packs of Jana water already in use for 0.5 liter water, 1.0 liter water, 1.5 liter water, Lemon Lime Flavored water, strawberry Guava flavored water, and all glass bottle products recently issued. A complete listing and release letter of UPC codes will be furnished by Creative to Jana NA.

Article 6.

By signing this Agreement, the contracting parties jointly and indisputably agree that they have no other mutual receivables and liabilities whatsoever arising from the Agreement from Art. 1 hereof and that all issues are finally solved hereby.

The parties to this Agreement hereby release each other from any and all obligations, claims or causes of action arising from the Distribution Agreement, except as provided in Article 3 above.

Article 7.

This Agreement comes into force and the terms/deadlines are being applied as of the day it is signed by authorized persons.

Creative waives any right to dispute this Agreement for any reason whatsoever, and particularly, but not exclusively for the reason of defect of will.

In case of dispute arising from this Agreement or in relation to its establishment, duration or termination, the contracting parties agree that they shall first try to solve it by negotiations. In case they should not succeed in doing so within a period of 90 days from the date written notice of such dispute is given, the contracting parties agree on the competence of the court closest to the seat of the defendant or the International Chamber of Commerce seated in Zurich, Switzerland. The choice of court competence is the exclusive right of the plaintiff.

In case of arbitration, the language of arbitration shall be English. The subject of dispute shall be settled according to Swiss law and by applying Swiss legal regulations and laws. The dispute shall be resolved by three arbitrators. Each contracting party shall appoint one arbitrator, and they shall jointly appoint the third one.

Article 8

The original of the Agreement is drawn up in English.

This Agreement shall be governed by and construed in accordance with Swiss law and Swiss regulations.

This Agreement has been executed in 4 (four) identical copies, whereof each contracting party shall keep 2 (two).

JAMNICA d.d.

Ivica Sertic

CREATIVE ENTERPRISES INTERNATIONAL INC.

Michael Salaman

JANA NORTH AMERICA INC

Dubravko Krnetović,

[illegible]